

MAPIMI PROJECT
LEGEND
Existing mine
20 km
Mapimi Project
Descubridora
Platosa
Ojuela
Yermo
Chihuahua
Montes Claros
El Jaralito
La Cadena
La Zarca
Santo Domingo
Bermejillo
Mapimi
Dinamita
Sierra El Rosario
Gómez Palacio
(PEÑOLES SMELTER)
Torreón
Leon Guzman
Ciudad Lerdo
Nazas
Durango
DURANGO
COAHUILA
N
26° 00' N
104° 00' W
103° 00' W
44
49
30
40
INDEX MAP
Hermosillo
Chihuahua
Mapimi
Torreon
Monterrey
Culiacan
DURANGO
Durango
Guadalajara
Mexico City